Exhibit 10.2

Fiscal 2008 Director Compensation Guidelines

Directors’ compensation is established by the board of directors upon the recommendation of the Governance and Nominating Committee.  In March 2009, the Governance and Nominating Committee recommended that compensation for non-employee directors remain the same for the year following the annual meeting, including an approximate market value for the annual equity grant of $40,000; accordingly, the number of shares of restricted stock or restricted stock units granted for the year will be based on a more current stock price.  As of the date of the Form 10-K with respect to which this Exhibit is being filed (the “Form 10-K”), no determination has been made with respect to a  2009 grant of restricted stock or restricted stock units to non-employee directors, although this matter is expected to be considered by the board prior to the annual meeting.   A director who is an employee does not receive payment for service as a director.

For fiscal 2009, the following compensation guidelines are expected to apply, with cash retainers payable quarterly in arrears:

•	$30,000 as an annual retainer,

•	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer,

•	Chair of the Audit Committee received an additional $12,500 annual retainer,

•
$1,500 fee for each board meeting attended, or each day of such meeting if such meeting was over multiple days, and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee,

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings, and

•	Option to participate in the deferred compensation plan, with cash fees and retainer to be invested in phantoms stock units (PSUs) that mirror our stock and are ultimately paid in cash.

•	Option to participate in the Non-Employee Share Plan, with shares of the company’s common stock to be issued in lieu a cash for directors’ fees and annual retainer.

We also carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan, although non-employee directors are permitted to participate in our employee matching gift program on the same terms as employees, thereby providing a match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual. Non-employee directors do not participate in the retirement plans available to employees, nor do they participate in the annual or long-term equity incentive programs that have been developed for employees.

For the annual equity grant made following the annual meeting of shareholders, non-employee directors  have a choice between restricted stock units and shares of restricted stock with comparable restrictions.  The restricted stock units that have been granted to non-employee directors are the economic equivalent of a grant of restricted stock; however, no actual shares of stock are issued at the time of grant or upon payment. Rather, the award entitles the non-employee director to receive cash, at a future date, equal to the future market value of one share of our common stock for each restricted stock unit, subject to satisfaction of a one-year vesting requirement.  For each grant, the board has establishes an approximate aggregate cash value for the grant, and then determines the exact number of restricted stock units granted to each non-employee director by dividing the aggregate value of the award by the fair market value of the common stock on a date reviewed by the board. The units vest in full one year after the date of grant, and the payout will be on the date that service as director terminates or such earlier date as a non-employee director may elect. Dividend equivalents are paid on restricted stock units at the same rate as dividends on the Company’s common stock, and are automatically re-invested in additional restricted stock units as of the payment date for the dividend.

Non-employee directors are also eligible to participate in a deferred compensation plan for non-employee directors. Under the plan, we credit each participating director’s account with the number of “phantom units” that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the fair market value (calculated as the average of the high and low price) of our stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on phantom stock units at the same rate as dividends on the Company’s common stock, and are re-invested in additional phantom stock units at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of units of deferred compensation credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the average of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship.

In December 2008, the Board adopted the Non-Employee Director Share Plan, to be effective January 1, 2009, to allow a non-employee director to receive retainer and meeting fees in shares of the Company’s stock in lieu of cash, with the number of shares issuable determined based on the stock’s fair market value when these amounts are paid.